Exhibit 99.1
Tenet Announces Accretive Transaction and Previews Strong 2025 Results

Tenet completes transaction with CommonSpirit Health to resume full ownership of Conifer Health Solutions.

DALLAS – February 2, 2026 – Tenet Healthcare Corporation (NYSE: THC) today announced the completion of a strategic transaction with CommonSpirit Health involving Tenet’s Conifer Health Solutions subsidiary.

Key terms of the transaction include:
•Payments totaling approximately $1.9 billion from CommonSpirit to Tenet in installments over the next three years
•Approximately $540 million redemption payment from Conifer to CommonSpirit to address the elimination of CommonSpirit’s capital account and the redemption of CommonSpirit’s 23.8% equity stake in Conifer, retroactively effective January 1, 2026
•Incremental Tenet earnings in 2026 as a result of the January 1, 2026 equity transfer that would otherwise have been paid to CommonSpirit
•Conifer will continue to support CommonSpirit through the end of 2026 which will conclude Conifer’s services. The financial terms are consistent with the existing contract.
This transaction will result in a reduction of Tenet’s redeemable non-controlling interest and other liabilities on its balance sheet of approximately $885 million and an increase to Tenet’s additional paid in capital of approximately $305 million.
“CommonSpirit came together with Conifer and Tenet in this transaction to support our multiyear system integration strategy,” said Michael Browning, SEVP and CFO, CommonSpirit. “Conifer has been a strong and reliable revenue cycle partner since 2012, bringing consistency to a previously fragmented environment in the former Catholic Health Initiatives portfolio. Conifer meaningfully contributed to these hospitals achieving 100% of their cash collection goals. We are grateful for Conifer’s longstanding collaboration and wish them continued success in delivering value to other healthcare systems.”
Conifer will continue to accelerate its technology enabled services and onboarding of new clients, and we will continue to provide reliable service to CommonSpirit throughout the year.

“Tenet respects CommonSpirit’s strategic imperatives and decision to insource the revenue cycle operations currently served by Conifer. CommonSpirit worked closely with us to structure a mutually beneficial transaction that reflects our longstanding partnership and commitment to the joint venture,” said Saum Sutaria, M.D., Chairman and CEO, Tenet Healthcare. “The transaction will enable a thoughtful, collaborative transition over the coming year. Conifer is grateful for the opportunity to serve CommonSpirit's ministries and our team takes pride in contributing to a strong revenue cycle foundation for their future. We look forward to seeing CommonSpirit continue advancing its important mission in the communities it serves.”
This milestone gives Tenet greater flexibility to support Conifer’s long-term potential. Conifer will expand its investments in artificial intelligence, automation and global operating capabilities, reflecting its commitment to innovation and market leadership in revenue cycle management services.
Although Tenet’s financial statement close process is not yet fully completed, the Company currently estimates that its Adjusted EBITDA for the year ended December 31, 2025, will be at the upper end of its current Adjusted EBITDA guidance range of $4.47 billion to $4.57 billion. The results were driven, among other things, by strong same store revenue growth and disciplined expense management.
“We continue to deliver strong revenue growth, improved margins and attractive free cash flow as a result of effective execution of our strategies,” said Sutaria. “We look forward to providing more details on our performance when we announce our complete fourth quarter and full year 2025 results on February 11, 2026.”
The Company’s actual results for the year ended December 31, 2025 may differ from preliminary estimates and additional developments and adjustments may arise between now and the time the financial information for this period is finalized. Accordingly, you should not place undue reliance on these estimates.
Management’s Webcast Discussion of the Transaction

Tenet management will discuss this transaction in a webcast scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 2, 2026. Investors can access the webcast through the Company’s website at www.tenethealth.com/investors.

Cautionary Statement
This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address the Company’s expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause the Company’s actual results to be materially different than those expressed in the Company’s forward-looking statements include, but are not limited to the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2024 and other filings with the Securities and Exchange Commission.
About Tenet Healthcare
Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas. Our care delivery network includes United Surgical Partners International, the largest ambulatory platform in the country, which operates ambulatory surgery centers and surgical hospitals. We also operate a national portfolio of acute care and specialty hospitals, other outpatient facilities, a network of leading employed physicians and a global business center in Manila, Philippines. Our Conifer Health Solutions subsidiary provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers, and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.
Non-GAAP Financial Measures
The Company has not finalized all of the data to be able to reconcile certain forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures without unreasonable efforts due to uncertainty in predicting certain items.
Reconciliations of non-GAAP measures, such as Adjusted EBITDA, to the most comparable GAAP measures and management’s reasoning for using them are included in the Company’s earnings press release dated October 28, 2025, which is available on the investor relations section of the Company’s website at www.tenethealth.com/investors. Investors are encouraged to read these detailed financial disclosures and reconciliations.
# # #

Investor Contact:	Media Contact:
Will McDowell	Robert Dyer
469-893-2387	469-893-2640
william.mcdowell@tenethealth.com	mediarelations@tenethealth.com